Date: 01/21/2020
Receipt Number: 8204107
Amount Paid: $37.00

This form cannot be handwritten.

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

SP

RECEIVED
JAN 21 2020
Utah Div. of Corp. & Comm. Code

Entity Number: 836803-0142

AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: WINDGEN ENERGY INC.

2. The date the following amendment(s) was adopted: January 20, 2020

3. If changing the corporation name, the new name of the corporation is:
N/A

4. The text of each amendment adopted (include attachment if additional space needed):

SEE ATTACHED

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
N/A

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

[✔] Adopted by Incorporators or Board of Directors – Shareholder action not required.

[ ] Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______________(MM-DD-YYYY *not to exceed 90 days*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: CHAIRMAN / CEO

Date: 01/21/2020

Under GRAMA {63G-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.g

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 21ST day of JAN 20 20
In this office of this Division and hereby issued
This Certificate thereof.

Examiner RDL Date 01/21/2020

[signature]
Jason Sterzer
Division Director

JAN 21 '20 PM2:36

04/19

Date: 01/21/2020
Receipt Number: 8204107
Amount Paid: $37.00

SP

RECEIVED
JAN 21 2020
Utah Div. of Corp. & Comm. Code

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
WINDGEN ENERGY INC.

Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is WindGen Energy Inc.

SECOND: WindGen Energy Inc. (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors under Section 16-10a-602 of the Utah Code Annotated, as amended:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation of the Corporation, as amended and in effect on the date hereof, the Board of Directors hereby creates a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

1. **Designation and Amount**.

One Million (1,000,000) shares of Preferred Stock referred to in Article IV(b) of the Articles of Incorporation of the Corporation, as amended, are hereby designated as Series "B" Preferred Stock, par value $0.001 (the "Series B Preferred"), issuable for Five Dollars ($5.00) per share (the "Stated Value") upon the following terms and conditions. The number of shares of the Series B Preferred may be increased or decreased from time to time by a resolution or resolutions of the Board of Directors and by the filing of Articles of Amendment to the Articles of Incorporation of the Corporation pursuant to the provisions of the Utah Revised Business Corporation Act (the "Utah Act") stating that such increase or reduction has been so authorized; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series B Preferred then outstanding.

2. **Voting Rights.** For so long as any shares of the Series B Preferred are outstanding, each share of Series B Preferred shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock and the shares of Series B Preferred shall vote together with shares of Common Stock as a single class. With respect to any such vote, each share of Series B Preferred shall entitle its holder to one (1) vote for each share of the Series B Preferred held by such Registered Holder on the stock record books of the Corporation. The number of votes per share of the Series B Preferred may be increased or decreased from time to time by a resolution or resolutions of the Board of Directors and by the filing of Articles of Amendment to the Articles of Incorporation of the Corporation pursuant to the provisions of the Utah Revised Business Corporation Act (the "Utah Act") stating that such increase or reduction has been so authorized

3. **No Preemptive Rights.** No holder of the Series B Preferred shall be entitled, as a right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation.

4. **Limitations on Corporation; Shareholder Consent.** So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law or the Bylaws of the Corporation, of the holders of at least a majority of the outstanding

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shares of Series B Preferred, voting as a class, change the preferences, rights or limitations with respect to the Series B Preferred, in any material respect prejudicial to the holders thereof, or increase the authorized number of shares of Series B Preferred, but nothing herein contained shall require such a class vote or consent (i) in connection with any increase in the total number of authorized shares of Common Stock, or (ii) in connection with authorization, designation, increase or issuance of any class or series or stock ranking junior to the Series B Preferred, or (iii) in connection with the creation of such additional series of Preferred Stock, having such powers and relative, participating, optional and other special rights as shall be stated in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted by the Board of Directors prior to the issuance of shares thereof, in accordance with the Utah Act, or (iv) in connection with the issuance of any presently authorized but unissued shares of Preferred Stock; provided, however, that no such vote or written consent of the holders of the Series B Preferred shall be required if, at or prior to the time when any such change is to take effect, provision is made for the redemption (in accordance with the provisions of and not earlier than at the date(s) permitted by Section 5 hereof) or the Involuntary Conversion (in accordance with the provisions of and not earlier than at the date(s) permitted by Section 8) of all shares of Series B Preferred at the time outstanding, and provided further, that the provisions of this Section 6 shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures, and other Involuntary Conversion obligations, and to incur indebtedness to banks and to other lenders.

5. **Redemption.** The shares of Series B Preferred shall be redeemable in whole or in part for cash, at the option of the Corporation (by resolution of its Board of Directors) at any time and from time to time, to the extent that the Corporation shall have funds legally available therefore, such option to be exercised by giving the notice hereinafter provided. The holders of the Series B Preferred shall have no rights to require redemption of the Series B Preferred by the Corporation.

(a) Redemption Price. As of the Redemption Date (defined below) with respect to a share of Series B Preferred, each share of Series B Preferred may be redeemed at a redemption price per share equal to the Stated Value plus all dividends accrued and unpaid, if any, on such Series B Preferred up to the date fixed for redemption whether or not such dividends have been declared (the "Redemption Price").

(b) Notice of Redemption. Notice of the exercise of an election by the Corporation to redeem any shares of the Series B Preferred (the "Redemption Notice") shall be given by the Corporation to the Registered Holders of the shares of Series B Preferred by mailing a copy of the Redemption Notice, first-class mail, postage prepaid, not less than thirty (30) nor more than ninety (90) days prior to the date designated therein as the date for such Redemption (the "Redemption Date"), to the holders of record of the Series B Preferred, addressed to them at their respective addresses appearing on the stock record books of the Corporation setting forth the following:

(1) notifying such holder of the date fixed for redemption, which shall not be later than ninety (90) days after the receipt by the Registered Holder of the Redemption Notice (the "Redemption Date");

(2) stating that the Series B Preferred may be converted, until the close of business on the Business Day prior to the Redemption Date, by surrendering to the Corporation or its transfer agent for the Series B Preferred the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted, and stating the name and address of the agent for the transfer of the Series B Preferred, if any; and

(3) stating that dividends shall cease to accrue on the Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

The Corporation shall redeem the number of shares of Series B Preferred so specified in the Redemption Notice on the Redemption Date.

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(c) Partial Redemption. In the event that the Corporation redeems less than the entire amount of Series B Preferred outstanding at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Corporation or on a pro rata basis of all of the Series B Preferred outstanding, in the Board's sole discretion.

(d) Stockholder Rights. Upon such Redemption Date, or upon such earlier date as the Board of Directors shall designate for payment of the Redemption Price, the holders of shares of Series B Preferred to be redeemed and to whom notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to receive the monies payable upon such redemption from the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

(e) Redemption of Shares. In the event that the Series B Preferred is to be redeemed pursuant to this Section 5 and after the Redemption Date if the Corporation shall default in payment of the Redemption Price on the Redemption Date, in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in full in accordance with the terms hereof.

(f) Dividends and Stockholder Rights. From and after the time the Redemption Price is paid in accordance with the terms hereof with respect to any shares of Series B Preferred, all dividends on such shares of Series B Preferred shall cease to accumulate and all rights of the Registered Holders thereof as a holders of Series B Preferred shall cease and terminate. The Series B Preferred shall not earn any type or rate of dividend whatsoever, cumulative or non cumulative.

(g) Deposit of Funds. The Corporation shall, no later than 1:00 p.m., Mountain Time, on any Redemption Date pursuant to this Section 5, deposit with its transfer agent, or other redemption agent which the Corporation may, at its sole discretion, select, as a trust account for the benefit of the holders of the shares of Series B Preferred to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Redemption Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price, upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment for such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series B Preferred that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price upon the surrender of their respective certificates, and all rights under Sections 4, 7 and 8 shall cease and terminate.

6. **Liquidation Preference.** Notwithstanding any outstanding shares of Series A Preferred stock, the Series B Preferred will have a liquidation preference senior to any and all other securities of the Corporation, as follows:

(a) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation (excluding accumulated dividends payable on any class or series of stock), the Series B Preferred shall be entitled to receive, out of the remaining net assets of the Corporation, an amount equal to the Stated Value per share plus any accrued and unpaid dividends on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of any class of the Common Stock of the Corporation (the "Liquidation Preference"). In the event, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the holders of the Series

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B Preferred the full amount of their respective preferences, then the remaining net assets of the Corporation shall be divided among and paid to the holders of the Series B Preferred on a pro rata basis.

(b) Consolidation or Merger. Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 12 entitling the Series B Preferred to a Liquidation Preference hereunder, but the holders of shares of Series B Preferred shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets to the rights in respect of a liquidation provided by this Section 12 following any such transaction.

(c) Notice of Liquidation. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series B Preferred in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than thirty (30) days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

7. **Miscellaneous.**

(a) Compliance with Securities Laws and Regulations. The Corporation shall comply with the requirements of the Securities Act, the Exchange Act and State securities laws, and any other securities laws and regulations promulgated there under to the extent such laws and regulations are applicable in connection with the issuance or redemption of the shares of Series B Preferred.

(b) Notices. Any notice referred to herein shall be in writing and shall be deemed to have been duly given (and shall be effective when received), if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

(1) If to the Corporation, to its office located at 3104 East Camelback Rd, #242, Phoenix, Arizona 85016; Attention: Chairman of the Board.

(2) if to a holder of the Series B Preferred, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred); or

(3) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

(c) Cancellation of Shares. Any shares of Series B Preferred redeemed, converted to Common Stock of the Corporation, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Utah Act. All such shares of Series B Preferred shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Utah, become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to all of the applicable provisions of the Articles of Incorporation and of the Utah Act.

(d) Enforcement. Any Registered Holder of shares of Series B Preferred may proceed to protect and enforce his, her or its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific

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enforcement of any provision in this Amendment or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

(e) Transfer Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein (other than taxes based upon income or gain) or other securities or property issued on account of, shares of Series B Preferred pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or other securities or property in a name other than that in which the shares of Series B Preferred so converted, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

(f) Transfer Agent, Redemption Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent, redemption agent or any other agent for the Series B Preferred. Upon any such appointment or discharge of such an agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each Registered Holder of shares of Series B Preferred addressed to them at their respective addresses appearing on the stock record books of the Corporation.

(g) Severability. If any term of this Amendment relating to the Series B Preferred is found to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Amendment relating to the Series B Preferred as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Amendment relating to the Series B Preferred will be deemed dependent upon any other such term unless so expressed in this Amendment.

The foregoing amendment was adopted by the Board of Directors of the Corporation effective December 20, 2019.

The foregoing amendment was duly adopted by the Board of Directors of the Corporation without shareholder approval as shareholder action was not required pursuant to Article IV(b) of the Articles of Incorporation of the Corporation, as amended.

The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

DATED this 20th day of January, 2020.

WINDGEN ENERGY INC.

By: ____________________
Ron Conquest, Director and CEO

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